UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2026

FLEX LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	98-1773351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515-8 Research Blvd, Suite 300, Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 425-7929

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, No Par Value	FLEX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2026 (the “Closing Date”), Flex Ltd. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, the lenders party thereto, and Citibank, N.A., as administrative agent, which provides a senior term loan credit facility (the “Credit Facility”) in an aggregate amount of $1.45 billion. The Credit Facility under the Credit Agreement matures on November 29, 2027 and was fully funded on the Closing Date.

Loans under the Credit Agreement bear interest, at the Company’s option, at a floating rate, which can be, at the Company’s option, either (a) the Term SOFR (as defined in the Credit Agreement) plus an applicable margin or (b) the Base Rate (as defined in the Credit Agreement) plus an applicable margin, in each case, with such margin determined based on the Company’s senior long-term unsecured debt ratings.

The Credit Agreement contains various, customary covenants, including, but not limited to, restrictions on the Company and its subsidiaries’ ability to incur indebtedness, grant liens, dispose of material assets, merge or consolidate into other companies, materially change its business, and make certain accounting changes, in each case, subject to various exceptions. The Credit Agreement requires the maintenance of (i) a Debt/EBITDA Ratio (as defined in the Credit Agreement) not to exceed 4.00 to 1.00 as of the last day of any fiscal quarter of the Company and (ii) an Interest Coverage Ratio (as defined in the Credit Agreement) not to be less than 3.00 to 1.00 as of the last day of any fiscal quarter of the Company.

The Credit Agreement also includes various, customary events of default. Upon an event of default, commitments under the Credit Agreement may be terminated, and outstanding borrowings may be accelerated.

Proceeds from the Credit Agreement are to be used for general corporate purposes including the refinancing of the Existing 364-Day Facility (as defined in the Credit Agreement), pursuant to which a portion of the proceeds thereof was used to fund the Company’s acquisition of Electrical Power Products, Inc. (as previously disclosed in the Company’s Current Report on Form 8-K filed on May 4, 2026), and as otherwise permitted under the Credit Agreement. Pursuant to the Credit Agreement, all amounts due or outstanding under the Existing 364-Day Facility were paid in full, and the Existing 364-Day Facility was terminated upon the effectiveness of the Credit Agreement on the Closing Date.

The obligations under the Credit Agreement are not guaranteed by any subsidiary of the Company, though the Company may, at any time after the Closing Date and upon prior written notice to the administrative agent, cause any of its subsidiaries to become a subsidiary guarantor.

A copy of the Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.01 and is incorporated by reference into this Item 1.01 as though fully set forth herein. The foregoing summary description of the Credit Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.
10.01	Credit Agreement, dated as of May 29, 2026 among Flex Ltd., as borrower, the Lenders party thereto, and Citibank, N.A., as administrative agent.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Ltd.

Date:	June 2, 2026	By:	/s/ Kevin Krumm
			Name:	Kevin Krumm
			Title:	Chief Financial Officer

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